Exhibit 4.7

FORM 51-102F3

MATERIAL CHANGE REPORT

ITEM 1:	NAME AND ADDRESS OF COMPANY

First Majestic Silver Corp. (“First Majestic” or the “Company”)
Suite 1800 – 925 West Georgia Street
Vancouver, British Columbia V6C 3L2

ITEM 2:	DATE OF MATERIAL CHANGE

January 16, 2025.

ITEM 3:	NEWS RELEASE

A news release announcing the material change referred to in this report was disseminated on January 16, 2025 through the newswire services of Newsfile and filed on SEDAR+.

ITEM 4:	SUMMARY OF MATERIAL CHANGE

On January 16, 2025, First Majestic announced the completion of its acquisition of Gatos Silver, Inc. (“Gatos Silver”) pursuant to the agreement and plan of merger (the “Merger Agreement”) previously announced in the joint news release of First Majestic and Gatos Silver dated September 5, 2024.

ITEM 5:	FULL DESCRIPTION OF MATERIAL CHANGE

On January 16, 2025, First Majestic announced the completion of its acquisition of Gatos Silver pursuant to the Merger Agreement previously announced in the joint news release of First Majestic and Gatos Silver dated September 5, 2024.

Under the terms of the Merger Agreement, First Majestic has acquired all of the issued and outstanding shares of common stock of Gatos Silver (“Gatos Silver Shares”) and Gatos Silver is now a wholly-owned subsidiary of First Majestic. Stockholders of Gatos Silver received 2.55 First Majestic common shares (“First Majestic Shares”) for each Gatos Silver Share held, and cash in lieu of fractional First Majestic Shares.

The Gatos Silver Shares have been delisted from the New York Stock Exchange and the Toronto Stock Exchange.

ITEM 6:	RELIANCE ON SUBSECTION 7.1(2) OF NATIONAL INSTRUMENT 51-102

Not applicable.

ITEM 7:	OMITTED INFORMATION

Not applicable.

ITEM 8:	EXECUTIVE OFFICER

For further information, please contact Samir Patel, General Counsel & Corporate Secretary at 604-688-3033.

ITEM 9:	DATE OF REPORT

This Material Change Report is dated January 24, 2025.

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